EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 24 to Registration Statement No. 333-44010 on Form N-1A of our reports dated as indicated on the attached Appendix A, relating to the financial statements and financial highlights of the Funds listed on the attached Appendix A, certain of the funds constituting Eaton Vance Variable Trust (the “Trust”), appearing in the Annual Reports on Form N-CSR of the Trust for the year-ended December 31, 2013, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts

/s/ Deloitte & Touche  LLP

April 15, 2014